UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2013

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On July 2, 2013, Press-Enterprise Company (“Press-Enterprise”) and AHC California Properties, LLC (“AHC California”), both wholly-owned subsidiaries of A. H. Belo Corporation, entered into a Purchase and Sale Agreement with the County of Riverside, California, for the proposed sale of a five-story office building in Riverside, California, to the County of Riverside for approximately $30 million. The building currently serves as the administrative headquarters for Press-Enterprise. The proposed sale transaction includes approximately 5.25 acres of related land, together with certain parking lots and other improvements located at the site. AHC California will remain the owner of the real property and improvements immediately adjacent to the County property that is used in the printing and production of the Press-Enterprise newspapers. The sale, which is subject to usual and customary closing conditions, is currently expected to close on or about July 17, 2013. Press-Enterprise has entered into a lease for new office space, contingent on closing of the building sale, and currently anticipates that it will relocate during the fourth quarter of 2013. Press-Enterprise has entered into an interim lease-back for portions of the building with the County of Riverside for a period of six months until its proposed relocation is complete.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 8, 2013	A. H. BELO CORPORATION

	By:	/s/	Daniel J. Blizzard
Daniel J. Blizzard
Senior Vice President/Secretary